Exhibit 99.1

NEWS RELEASE	CONTACT:	Michael W. Collier
Vice President Investor Relations
Willbros USA, Inc.
(713) 403-8016

Jack Lascar / Partner
FOR IMMEDIATE RELEASE		DRG&E
(713) 529-6600

WILLBROS ANNOUNCES CONFERENCE CALL

TO DISCUSS THIRD QUARTER ACTIVITIES

•	Increases emphasis on expanding North American market

•	Plans further cost reductions in the fourth quarter

•	Estimates net loss from continuing operations for the third quarter of 2006 to approximate the second quarter 2006

•	Forecasts improved contract margins from continuing operations in the fourth quarter of 2006

•	Terminates participation in a North American project

•	Receives waiver for covenant violation on Credit Facility

•	Schedules conference call for Wednesday, September 20, 2006 at 9:00 Eastern time

HOUSTON, TEXAS – September 19, 2006 - Willbros Group, Inc. (NYSE: WG), today announced a conference call to discuss third quarter activities. Willbros previously announced that it intended to sell its interests in Nigeria and reported financial results from its Nigerian and Venezuelan businesses and Opal, Wyoming gas plant as discontinued operations in its Form 10-Q for the period ended June 30, 2006. The Company also previously announced the closing of sale transactions for the Opal, Wyoming gas plant and the Venezuelan businesses. Willbros said that, as a result of its on-going strategic evaluation of its operations and market opportunities, the Company reached the following conclusions:

1) The unprecedented market opportunities for pipeline construction in North America are expected to exceed by a significant amount the capacity of the pipeline engineering and construction industry as it is currently capitalized and configured in North America;

2) Opportunities in North America are expected to provide excellent risk-adjusted returns;

3) Given our exit from Latin America and our intent to sell our Nigerian interests, significant additional opportunity exists to reduce general and administrative costs associated with support of its international operations; and

4) Select international opportunities are expected to provide attractive risk adjusted returns greater than those in North America.

The Company will continue to focus on:

•	completion of the sales process currently underway for its Nigerian interests, with indicative offers expected in the fourth quarter 2006;

•	general and administrative (“G&A”) cost reductions to establish and maintain a G&A run rate of 6-8 per cent of revenue for continuing operations; and

•	return to sustainable profitability for its continuing operations.

Randy Harl, President and Chief Operating Officer, stated, “We are in the midst of an exceptional period for the pipeline engineering and construction industry. We have determined that our experience and capability position us best to focus on the opportunities in North America, where our costs of doing business and the risks we must accept are currently lower than in international markets. We will continue to operate internationally from our base in Oman, where we are well positioned for project work in the Middle East and North Africa. However, we currently believe we can provide the best returns for our shareholders by emphasizing activities in North America and focusing on profitability there and in select international markets.”

Continuing Operations

Willbros has elected to terminate its participation in a $600 million engineering, procurement and construction (“EPC”) North American project previously in backlog. This termination resulted from changes by the client in scope and schedule, which reduced expected utilization of the Company’s construction assets and potential future margins, and made the project less attractive to Willbros. Willbros does not anticipate negative financial impact from the cancellation of this project on its 2006 or 2007 results because: (1) construction was not anticipated to begin until mid-2007 and (2) the Company believes that it can replace the backlog with other specific prospects which it is highly confident of obtaining. Willbros enjoys a good relationship with the client and continues to discuss restructuring the work plan for the project and may perform some portion of the project if it is successful in negotiating more favorable terms.

For the last six months of 2006, the Company continues to expect the revenue run rate from continuing operations to be approximately $250 million. Due to delays in the start dates for certain construction projects in the United States, the Company expects third quarter 2006 revenue to be less than originally anticipated and to be comparable to second quarter 2006 revenue. As a result of these delays, the Company estimates net loss from continuing operations in the third quarter of 2006 to approximate the second quarter 2006. Since most of the work on the delayed projects has either started or is scheduled to start in the near term, the Company is currently forecasting improved contract margins from its continuing operations in North America and Oman in the fourth quarter of 2006.

Mike Curran, Chairman and Chief Executive Officer, commented, “We have elected to terminate our participation in an EPC assignment which had large procurement items and required a commitment of our construction assets to a schedule which became uncertain. The assets dedicated to that project are now free to perform work on projects which we believe will begin earlier and should also generate better overall risk adjusted returns. In North America, we are carefully examining our existing and prospective work to ensure that we are maximizing our ability to keep our resources fully engaged and generating the highest possible returns on those assets. Recent industry research indicates that spending on proposed pipeline projects in the United States, scheduled to begin construction in 2007, could exceed $11 billion.”

Discontinued Operations

The situation in Nigeria continues to deteriorate, with the Nigerian government recently acknowledging that over 850,000 barrels per day of production has been shut in, and Willbros projects continue to be frustrated by the increasingly hostile working environment and ever increasing costs. The Company remains focused on its number one priority, the safety and security of its employees in Nigeria. The Company has satisfactorily resolved financial and schedule issues with a number of clients in Nigeria, and continues to negotiate with others to address increased costs and schedule delays in an effort to mitigate the commercial impact that these costs have on the projects. The Company will continue to employ all remedies available to it under the contracts to minimize the impact of these increased costs on the operations of the Company. However, the Company expects to generate further losses from discontinued operations during the last six months of the year. The long term outlook for work in Nigeria remains favorable, and the Company has been contacted by numerous parties interested in purchasing its Nigerian businesses. The sales process for the Company’s Nigerian interests is advancing, and the Company expects to begin receiving proposals from qualified interested parties during the fourth quarter of 2006.

Credit Facility

On August 18, 2006, the Company entered into an agreement with its bank group to temporarily waive the covenant violations under its existing credit facility until September 30, 2006. The Company continues to pursue a new $100 million credit facility and expects to have firm commitments for this facility by September 30, 2006 with a closing on the new credit facility shortly thereafter.

Conference Call

What:	Willbros Update Conference Call

When:	Wednesday, September 20, 2006 - 9:00 a.m. Eastern Time

How:	Live via phone - By dialing (303) 262-2137 and asking for the Willbros’ call 10 minutes prior to the start time. Or live over the Internet by logging on to the web address below.

Where:	http://www.willbros.com. The webcast can be accessed from the home page.

For those who cannot listen to the live call, a replay will be available through October 4, 2006, and may be accessed by calling (303) 590-3000 using pass code 11071815. Also, an archive of the webcast will be available shortly after the call on www.willbros.com for a period of 12 months.

Willbros Group, Inc. is an independent contractor serving the oil, gas and power industries, providing engineering and construction, and facilities development and operations services to industry and government entities worldwide. For more information on Willbros, please visit our web site at www.willbros.com.

This announcement contains forward-looking statements. All statements, other than statements of historical facts, which address activities, events or developments the Company expects or anticipates will or may occur in the future, are forward-looking statements. A number of risks and uncertainties could cause actual results to differ materially from these statements, including those discussed above and such things as the potential for additional investigations, the possible losses arising from the discontinuation of operations and the sale of the Nigeria holdings, fines and penalties by government agencies, the financial impact of the internal investigation, litigation that may arise from the investigation, the outcome of the current Securities and Exchange Commission, Office of Foreign Assets Control and Department of Justice investigations; the identification of one or more other issues that require restatement of one or more prior period financial statements; the existence of material weaknesses in internal controls over financial reporting; availability of quality management; availability and terms of capital; changes in, or the failure to comply with, government regulations; ability to remain in compliance with, or obtain waivers under, the Company’s loan agreements and indentures; the promulgation, application, and interpretation of environmental laws and regulations; future E&P capital expenditures, oil, gas, gas liquids and power prices and demand, the amount, location and commencement of construction of planned pipelines, the effective tax rate of the different countries where the work is being conducted, development trends of the oil, gas and power industries, changes in the political and economic environment of the countries in which the Company has operations, including the possibility of further civil unrest in Nigeria, as well as other risk factors described from time to time in the Company’s documents and reports filed with the SEC. The Company assumes no obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise.

###